Exhibit 5.2

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main +1 212-407-4000 Fax +1 212-407-4990

September 25, 2025

Black Titan Corporation

Level 8, Unit 802, The Bousteador

10 Jalan PJU 7/6

Mutiara Damansara

47800 Petaling Jaya

Selangor Darul Ehsan

Malaysia

Dear Black Titan Corporation:

Reference is hereby made to that certain Merger and Contribution and Share Exchange Agreement, dated as of August 19, 2024 (the “Merger Agreement”), by and among Titan Pharmaceuticals, Inc., a Delaware Corporation (the “TTNP”), Black Titan Corporation, f/k/e BSKE Limited, a Cayman Islands exempted company limited by shares (“PubCo” or “Black Titan”), TTNP Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Black Titan (“Merger Sub”), and TalenTec Sdn. Bhd., f/k/e KE Sdn. Bhd., a Malaysia private limited company (“TalenTec”). Pursuant to the Merger Agreement, Merger Sub will merge with and into TTNP, with TTNP being the surviving corporation (the “TTNP Merger”) and a direct wholly owned subsidiary of PubCo; each outstanding share of TTNP Common Stock, $0.001 par value per share (“Common Stock”) will automatically be converted into one PubCo Ordinary Share, par value $0.001 per share (“PubCo Ordinary Share”); and each outstanding share of TTNP Series AA Convertible Preferred Stock will automatically be converted into 1.07296 PubCo Ordinary Shares (the transactions contemplated by the Merger Agreement, the “Business Combination”). In addition, immediately following effectiveness of the TTNP Merger, pursuant to a Share Exchange Agreement, dated July 25, 2025, among PubCo, TalenTec, and the TalenTec Shareholders (the “Share Exchange Agreement”), each TalenTec Shareholder will contribute and exchange each share of TalenTec owned by such TalenTec Shareholder for 8.524 PubCo Ordinary Shares. Up to a total of 7,210,800 PubCo Ordinary Shares (the “BC Pubco Ordinary Shares”) will be issued pursuant to the Business Combination and the Share Exchange Agreement. Pursuant to their respective terms, upon consummation of the Business Combination, the holders of the TTNP warrants (as meant in the Registration Statement (defined below)) expiring December 1, 2025, July 20, 2026, and August 4, 2027 (collectively, the “Warrants”), shall have the right upon the exercise of each such Warrant to receive one PubCo Ordinary Share, for each share of Common Stock that would have been issuable upon exercise of the Warrant immediately prior to the TTNP Merger.

In connection with this opinion, we have examined copies of the Registration Statement on Form F-4, as amended (File No. 333-287709 (the “Registration Statement”) ), relating to the BC PubCo Ordinary Shares, filed by Black Titan with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on July 21, 2025, and of the Prospectus, dated August 12, 2025, and supplements, dated August 14, 2025, August 15, 2025, August 22, 2025, and September 18, 2025, relating to the BC PubCo Ordinary Shares, in the form filed with the Commission under Rule 424 under the Securities Act. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Warrants contain or incorporate provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law and have assumed the due authorization, execution and delivery of each such agreement by the Company in accordance with the laws of the Cayman Islands. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

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September 25, 2025 Page 2

Based upon the foregoing, upon consummation of the Business Combination in accordance with the Merger Agreement, the Warrants will constitute the valid and binding obligations of the Black Titan, enforceable against Black Titan in accordance with their respective terms.

The foregoing opinion is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws. In addition, we express no opinion as to: the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge; the enforceability of any governing law, consent to jurisdiction or forum selection provisions contained or incorporated into in the Warrants; waivers of right to trial by jury or defense; or any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, violation of securities laws, negligence or willful misconduct.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP